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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

Digi International Asia Pte Ltd

Digi International GmbH

Digi International FSC

Digi International (HK) Ltd.

Digi International Australia PTY Ltd.

Digi International Limited

Digi International SARL

ITK International, Inc.